Exhibit 99.1

News Release

Investor Relations Contact:

Jennifer Jarman

The Blueshirt Group

415-217-5866

jennifer@blueshirtgroup.com

Internet Patents Corporation Reports Fourth Quarter 2012 Results

SACRAMENTO, Calif., March 4, 2013 – Internet Patents Corporation (“IPC”) (NASDAQ: PTNT) today reported financial results for the fourth quarter ended December 31, 2012.

“During the fourth quarter we initiated two lawsuits against Quinstreet, Inc. and Tree.com, Inc. alleging infringement of U.S. Patent No. 7,707,505 entitled Dynamic Tabs for a Graphical User Interface,” said Hussein Enan, Chairman and CEO of Internet Patents Corporation. “We also continue to pursue the three patent infringement lawsuits filed earlier in the year and to review and identify other potential infringers of our strong portfolio of e-commerce patents.”

Operating Highlights

As of the quarter ended December 31, 2012:

-	In its fourth quarter of operating a patent licensing business, the Company reported a net loss for the quarter of $667,000 or $0.09 per share.

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Total operating expenses of $670,000 exceeded the Company’s target range of $0.5 to $0.6 million. This was due to the Company recording a charge of $95,000 for the quarter, representing the difference between the Company’s lease obligations and sub-lease income it expects to receive for the duration of the lease. We expect operating expenses for the foreseeable future to increase to between $0.6 million and $0.8 million per quarter, reflecting additional patent litigation costs.

-	Cash and cash equivalents and short-term investments were $33.6 million, which includes $1.0 million in restricted short-term investments.

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The number of shares of Internet Patents Corporation common stock issued and outstanding was 7,751,952. Options representing a total of 231,666 shares of common stock remain outstanding and exercisable as of that same date.

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Net operating loss (NOL) carry forwards were approximately $140.8 million and $62.7 million for federal income tax and state income tax purposes, respectively. Included in these amounts are unrealized federal and state net operating loss deductions resulting from stock option exercises of approximately $10.3 million each. The benefit of these unrealized stock option-related deductions has not been included in deferred tax assets and will be recognized as a credit to additional paid-in capital when realized. Federal and state net operating loss carry forwards begin expiring in 2019 and 2013 respectively.

Information Regarding Tax Basis of Special Distribution

On March 9, 2012, Internet Patents Corporation made a special distribution to holders of its Common stock. This distribution would generally constitute a dividend for U.S. federal income tax purposes to the extent it was paid from IPC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

IPC determined that the distribution exceeded its 2012 accumulated earnings and profits. Accordingly, the distribution will constitute a return of capital and will first reduce a stockholder’s adjusted tax basis in the Common stock, but not below zero, and then will be treated as gain from the sale of the Common stock.  Such gain generally will be long term capital gain if the Common stock has been held for more than one year.  The maximum tax rate for non-corporate taxpayers on adjusted net capital gains is 15% for long-term capital gains recognized in taxable years beginning on or before December 31, 2012.

IRS Form 8937 applicable to the special distribution is accessible on the investor relations page of IPC’s website: http://internetpatentscorporation.net/Investor_Relations.html.

About Internet Patents Corporation

Headquartered in Sacramento, CA, Internet Patents Corporation (NASDAQ: PTNT) operates a patent licensing business focused on its e-commerce technologies.www.internetpatentscorporation.net

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Internet Patents Corporation that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,”“could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,”“plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Internet Patent Corporation’s business, which include, but are not limited to: the unpredictable nature of patent licensing and patent litigation; potential changes in the laws and regulations relating to patents and patent litigation; the risk that we are not currently engaged in the patent licensing business, and our patent portfolio has never generated revenues; future changes we may make in our patent licensing strategy; and changes in the taxation of income due to the disallowance or expiration of the Company’s net operating losses. Unless legally required, Internet Patents Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$31,068	$70,326
Short-term investments	1,497	1,225
Restricted short-term investments	1,000	-
Prepaid expenses and other current assets	169	1,374
Total current assets	33,734	72,925
Property and equipment, net	32	42
Other assets	27	1,027
Total assets	$33,793	$73,994

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$234	$3,385
Accrued expenses and other current liabilities	346	541
Income tax payable	-	644
Total current liabilities	580	4,570

Income tax liability	101	101
Total liabilities	681	4,671

Stockholders’ equity:
Common stock	11	10
Paid-in capital	221,726	216,401
Treasury stock	(6,788)	(6,589)
Accumulated deficit	(181,837)	(140,499)
Total stockholders’ equity	33,112	69,323
Total liabilities and stockholders’ equity	$33,793	$73,994

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Years Ended December 31,
	2012	2011

Total revenues	$-	$-
Operating expenses:
Sales and marketing	-	-
Technology	-	97
General and administrative	2,959	3,184
Total operating expenses	2,959	3,281
Loss from operations	(2,959)	(3,281)
Other income (expense), net	172	15
Loss from continuing operations	(2,787)	(3,266)
Discontinued operations, net of tax
Income from discontinued operations	-	719
Gain on sale of discontinued operations		53,716
Total discontinued operations	-	54,435
Net income (loss) before income taxes	$(2,787)	$51,169
Income tax expense (benefit)	(61)	-
Net income (loss)	$(2,726)	$51,169

Net income (loss) per share:
Basic and diluted
Loss from continuing operations, net of tax	$(0.36)	$(0.56)
Discontinued operations, net of tax	$-	$9.34
Net income (loss) per basic common share	$(0.36)	$8.78
Shares used in computing income (loss) per share:
Basic and diluted	7,659	5,831

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